Exhibit 10.17

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (“the Agreement”) is made as of July 16, 2018 (the “Effective Date”) between SWL Properties LLC, a Missouri limited liability company (“Landlord”), having its principal place of business at 19 Worthington Access Drive, Maryland Heights, MO 63043 and Cardinal Laboratories LLC, an Indiana limited liability company (“Tenant”), having its principal place of business at 19 Worthington Access Drive, Maryland Heights, MO 63043 (hereinafter, Landlord and Tenant are each individually referred to as a “Party” and collectively as the “Parties”). This Agreement sets forth the terms and conditions under which the Landlord agrees to lease property to the Tenant as set forth herein. Landlord represents to Tenant that, as of the Effective Date hereof, it will have terminated that certain Commercial Lease Agreement dated November 1, 2015 by and between Landlord and Seventh Wave Laboratories LLC, a Delaware limited liability company, which previously encumbered the Premises.

WITNESSETH:

1.       Demised Premises. For and in consideration of the rents, covenants and agreements hereinafter mentioned and hereby agreed to be paid, kept and performed by Tenant. Landlord does hereby lease, demise and let to Tenant and Tenant does lease and take from Landlord for the Term and on the terms and conditions set forth in this Agreement, the following described demised premises and all improvements thereon (the “Premises” or “Demised Premises”) located in St. Louis County, Missouri:

19 Worthington Access Drive, Maryland Heights, Missouri, 63043

The terms “Premises” and “Demised Premises” mean and include the land and building thereon.

2.       Term.

(a)       The term of this Agreement (the “Term) shall be for a period of seven (7) Lease Years commencing on the Effective Date (the “Original Term”). The first “Lease Year” under this Agreement shall be the approximately twelve (12) calendar month period commencing on the Effective Date and ending on the last day of the twelfth (12th) month following the Effective Date, with each subsequent twelve (12) month period being a Lease Year. The word “Term” wherever used in this Agreement shall mean the Original Term and any Renewal Term, unless the context otherwise requires.

(b)       The Term of this Agreement shall automatically be extended for two (2) successive seven (7) year renewal terms (each, a "Renewal Term"), unless this Agreement is terminated by Tenant by sending written notice of termination to Landlord at least one hundred and eighty (180) days prior to commencement of any Renewal Term.

3.       Rent. Tenant agrees to, and shall pay to Landlord annual cash rental (the “Annual Base Rent”) as follows:

(a)       For the Term, the Annual Base Rent shall be paid by Tenant as set forth on Exhibit “A” attached hereto and incorporated herein by reference.

(b)       The Annual Base Rent for each Lease year shall be paid in monthly installments equal to one/twelfth (1/12th) of the Annual Base Rent applicable for such Lease year. The Annual Base Rent shall be paid in such monthly installments in advance on the first day of each calendar month during the Term. In the event that any monthly installment of the Annual Base rent is not paid by the tenth (10th) day of the calendar month, then the unpaid monthly installment shall bear interest at the annum rate of ten percent (10%) from the due date thereof until paid ("Interest Rate"), which interest charge Tenant shall pay to Landlord on demand as additional rent due hereunder. Rent for any fraction of a month at the commencement or expiration of the Term shall be prorated on a per diem basis for such partial month.

4.       Use of Premises. The Premises may only be used and occupied by Tenant for laboratory purposes and other uses related thereto or incidental to such purpose, including without limitation, storage and office uses, and no other use of the Premises shall be permitted without Landlord’s prior written consent, which consent shall not be unreasonable withheld.

5.       Taxes.

(a)       Tenant shall pay at least five (5) business days before the due date all real estate taxes, assessments, and similar payments, which shall during the Term be levied, assessed or imposed by any governmental body upon the Demised Premises directly to such governmental body; provided that Landlord shall deliver to Tenant, at least thirty (30) days before due, a copy of any such tax bill or invoice, and otherwise Landlord shall be responsible for paying directly to the applicable governmental body all taxes for which Landlord does not deliver an invoice to Tenant at least thirty (30) days prior to the due date of such tax payment and Tenant shall reimburse Landlord for payment of such taxes, assessments and similar payments within ten (10) days of Tenant’s receipt of evidence of such payment.

(b)       Tenant shall pay promptly when due any and all taxes, assessments and similar payments levied on Tenant’s personal property, improvements, equipment or trade fixtures and any and all use taxes, sales taxes, license fees, franchise taxes and other similar fees and taxes payable in connection with or incidental to Tenant’s use and occupancy of the Premises or the conduct of Tenant’s business operations and activities on the Demised Premises.

6.       Utilities. Tenant shall contract for in its name and solely bear, pay and discharge, without reimbursement from Landlord, all charges for utilities consumed at the Demised Premises which shall include but not be limited to electric service, storm service, telephone service and gas, water and sewer service. All utility services provided and used by Tenant shall be separately billed to Tenant by the utility company and Tenant shall open and maintain its own account with each such company for each such service provided. Tenant shall post any required deposit or bond to obtain and procure utility services. Landlord shall have no liability to Tenant whatsoever arising out of or in connection with or based upon the discontinuance of interruption of such utility service except as provided herein.

7.       Insurance.

(a)       Tenant shall purchase and maintain, at its sole cost and expense, the following insurance during the entire Term for the benefit of Tenant and Landlord (as their respective interests may appear) with terms, coverages and in companies reasonably satisfactory to Landlord, in the following amounts:

(1)       Fire and all standard extended coverage casualty insurance (the “Casualty Insurance”) for the Premises (inclusive of the building and all improvements), for the full insurable value thereof, and with loss of rental income coverage; said Casualty Insurance to name the Landlord as the named insured, with a loss payable clause in favor of any mortgagees designated by Landlord, with loss thereunder payable to Landlord and the mortgagees, as their respective interests may appear.

(2)       Commercial general liability insurance naming Landlord and any mortgagees designated by Landlord as additional insureds, with coverage for any loss, cost, damage or liability on account of bodily injury, including death, property damage occurring on or about the Demised Premises or the sidewalks or ways adjacent thereto, premises/operations, products/completed operations and contractual liability with combined single limits of not less than Two Million ($2,000,000) per occurrence, with additional umbrella coverage of not less than One Million ($1,000,000).

(3)       Property insurance covering improvements in the Premises, furniture, fixtures, equipment, inventory, merchandise and all other items of Tenant’s property of kept, installed or maintained by Tenant on the Premises. Such insurance shall be written on a "special causes of loss" form including but not limited to the perils of fire, extended coverage, windstorm, vandalism, malicious mischief, and sprinkler leakage for the full replacement cost value of the covered items.

(4)       Workers’ compensation insurance as required by law.

(b)       Tenant shall, prior to the commencement of the Term and thereafter from time to time on Landlord’s request, furnish to Landlord certificates evidencing such coverages. If available at no additional charge, Tenant shall endeavor to cause its insurance company to cause such certificates to state that such insurance coverage may not be changed or cancelled without at least thirty (30) days prior written notice to Landlord. The insurance maintained by Tenant shall be deemed to be primary insurance and any insurance maintained by Landlord shall be deemed secondary thereto. All insurance carried by Tenant hereunder shall be provided by insurance providers licensed in the State of Missouri and have a rating of not less than A+ by A.M. Best or comparable rating.

(c)       Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities relating to Tenant's use of the Demised Premises, and shall not, directly or indirectly, make any use of the Demised Premises which is illegal.

(d)       In the event Tenant fails to obtain or maintain any insurance required to be maintained by Tenant hereunder, Landlord may obtain and pay for the reasonable cost of such insurance and the amount so paid by Landlord shall become due and payable by Tenant to Landlord as additional rent, and Tenant shall pay such additional rent to Landlord immediately upon written demand from Landlord for payment of such additional rent.

(e)       Landlord shall maintain at Landlord's sole cost and expense, commercial general liability insurance naming Tenant as an additional insured, with coverage for any loss, cost, damage or liability on account of bodily injury, including death, property damage occurring on or about the Demised Premises or the sidewalks or ways adjacent thereto, premises/operations, products/completed operations and contractual liability with combined single limits of not less than $2,000,000 per occurrence, with additional umbrella coverage of not less than $1,000,000.

(f)       Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage covered by insurance which either party is required to maintain under this Lease (but only to the extent of the net insurance proceeds payable under such insurance policies), even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. Landlord and Tenant shall each cause their insurance policies to contain a clause or endorsement giving effect to the foregoing waiver so that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Landlord and Tenant each agrees that any fire and extended coverage insurance policies, any commercial general liability insurance policies, and any other insurance policies required to be maintained hereunder will include such a clause or endorsement

8.       Maintenance/Repair.

(a)       Except for Landlord's obligations set forth herein, including, without limitation, subparagraph (b) below, Tenant agrees that it will, during the Term hereof, at its own cost and expense, take good care of the entire Demised Premises and each and every part thereof, keep and maintain all buildings and improvements erected upon the Demised Premises, both outside and inside, structural and non-structural, in good order and repair, and in a safe condition, at Tenant’s sole cost and expense, making all repairs and replacements which are necessary to so maintain said buildings and improvements, so that at all times the said buildings and improvements shall be in good order, condition, repair and replacement, reasonable wear and tear excepted. Without limiting the foregoing, Tenant shall be responsible for maintaining, repairing and replacing (x) all plumbing, electrical, mechanical and lighting equipment, (y) bulbs, tubes, ballasts, non-structural interior walls, non-structural portions of ceilings, windows, doors, signs, and plate glass, (z) HVAC and mechanical facilities and equipment serving the Demised Premises, and (aa) all pavement areas, landscaping, parking lot, sidewalks and drives servicing the Demised Premises. Tenant’s routine maintenance responsibilities shall include but not be limited to the following: (i) remove ice, snow and debris from the walks, drives, and pavement areas; (ii) contract with an HVAC contractor to perform regular HVAC maintenance a minimum of twice per year and in accordance with commercially reasonable practices; (iii) landscaping and keeping of grounds, (iv) painting of the interior and exterior of the building as necessary during the Term, (v) sealing and striping the paved parking lot areas as necessary during the Term. Notwithstanding the foregoing, Tenant shall not be responsible for any maintenance or repairs made necessary by Landlord's acts or omissions.

(b)       Notwithstanding anything to the contrary herein, Landlord shall, at its own cost and expense, be responsible for necessary repairs and replacements qualifying as capital expenditures, as determined in accordance with generally accepted accounting principles (GAAP), of the roof system and exterior structural walls (except for windows) of the Demised Premises, the footings and foundations, the floor slab and other structural supports (including interior structural walls) of the building, pavement areas, the parking lot, sidewalks and drives servicing the Demised Premises, and the underground utility service main lines outside of the exterior walls of the building located on the Demised Premises; except if necessitated by the negligence of Tenant, its employees or contractors, in which event Tenant shall be responsible. Landlord shall be under no obligation to inspect the Demised Premises, and Tenant shall promptly report in writing to Landlord any defective condition in or about the Demised Premises known to it that Landlord is required to repair hereunder.

9.       Compliance with Laws. Landlord represents and warrants to Tenant that, as of the date of this Agreement, the Demised Premises, including all buildings and improvements located thereon, is in compliance with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities applicable to the permitted use of the Demised Premises.. Landlord shall indemnify and hold harmless Tenant from any loss or damage in connection with a breach of the foregoing representation and warranty . Except as otherwise provided herein, Tenant shall, during the Term of this Agreement, at its own expense, reasonably promptly observe and comply with all laws, orders, statutes, regulations, ordinances and requirements of the federal, state, county, city and other municipal governments, or any subdivisions thereof, or quasi-government entities having jurisdiction over the Demised Premises. Except with respect to Landlord's obligations hereunder, Tenant agrees to pay all costs, expenses, claims, fines, penalties and losses that may arise out of or be imposed because of the failure of Tenant to comply therewith. Subject to Section 10, and except for Landlord's responsibilities as set forth in this Lease, Tenant shall be responsible for all alterations, additions, repairs and improvements to the Demised Premises which are required in order to cause the Demised Premises to be in compliance with the requirements of any permits or licenses required for Tenant’s conduct of its business activities at and from the Demised Premises, and in compliance with applicable building codes and occupancy requirements, and in compliance with the American with Disabilities Act.

10.       Alterations. Tenant may, from time to time, make or cause to be made any interior, nonstructural alterations, additions or improvements to the Demised Premises without Landlord's consent. The construction of interior walls and interior doors shall be deemed nonstructural. Tenant may make interior, structural, and exterior alterations, additions or improvements to the Demised Premises only with Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Any request to make such interior, structural or external alterations, additions or improvements shall be deemed approved if not approved or otherwise acted upon within fifteen (15) days following request for such approval. Landlord agrees to execute and deliver upon Tenant's request any commercially reasonable instrument or instruments which may be required by any public or quasi-public authority for the purpose of obtaining any license or permit for the making of such alterations or improvements. Tenant shall have the right to select the contractors and subcontractors of its choice for Tenant's work, including alterations, and Landlord shall have no right to review or approve Tenant's contractors or subcontractors. Prior to the commencement of any such alterations which require Landlord's consent hereunder, tenant shall send to Landlord, to the extent available, a complete copy of the plans and specifications for such alterations, together with an explanation of the nature of the alterations to be made and the cost thereof as estimated by Tenant. All such alterations shall be performed and completed in a workmanlike manner free from any liens and construction defects and in compliance with all applicable laws. Tenant shall purchase and maintain such additional insurance coverage as may be reasonably required by Landlord in connection with any such alterations.

11.       Subletting and Assignment. Except for a Permitted Transfer (as defined below), Tenant shall not assign this Lease, nor sublet or license, nor permit the Demised Premises or any part thereof to be used by others, except in all events upon the Landlord’s prior written consent first obtained in each instance. Tenant shall have the right, without the consent of Landlord, to assign this Lease or sublet all or any portion of the Premises to a Related Party. "Related Party" means (1) an entity that controls, is controlled by, or is under common control with Tenant, (2) a successor by merger, acquisition or consolidation of Tenant or its parent or subsidiary, or (3) an entity acquiring all or substantially all of the assets of Tenant, its parent or subsidiary. This Lease may be assigned by Landlord, with prior notice thereof to Tenant; and upon such assignment and assumption, the named Landlord shall be relieved of any further obligations, liabilities and duties under this Lease for obligations, liabilities and duties of Landlord first accruing or arising after the date of such assignment or assumption.

12.       Mortgages/Subordination/Attornment. Within ninety (90) days after the Effective Date, Landlord shall deliver to Tenant a recordable subordination, non-disturbance and attornment agreement substantially in a mutually acceptable commercially reasonable form (the "SNDA"), duly executed by Landlord and each holder of a mortgage, ground lease or other encumbrance that could dispossess Tenant's leasehold interest hereunder (collectively, "Mortgages") on or before the date of this Lease, which SNDA provides that, in the event of a foreclosure, sale under a power of sale, ground or master lease termination or transfer in lieu of any of the foregoing or the exercise of any other remedy pursuant to any such encumbrance, then (1) Tenant's use, possession and enjoyment of the Demised Premises shall not be disturbed and this Lease shall continue in full force and effect so long as no event of default (subject to any cure rights) on the part of Tenant has occurred, and (2) this Lease shall automatically and unconditionally become a direct lease between any successor to Landlord's interest, as landlord, and Tenant as if such successor were the landlord originally named hereunder. In the event Landlord fails to deliver to Tenant such commercially reasonable SNDA with any such Mortgage holder within ninety (90) days after the Effective Date, then, Tenant shall have the right to terminate this Lease upon delivery of notice of such election to Landlord any time thereafter but prior to Landlord's satisfaction of the conditions set forth herein. At Landlord's option, this Lease shall become subordinate to the lien of any Mortgage placed on the Premises after the date of this Lease, provided that Landlord has delivered to Tenant a recordable SNDA in a mutually acceptable commercially reasonable form, duly executed by Landlord and the holder of the Mortgage.

13.       Surrender Upon Termination of Term. At the expiration of the Term, Tenant shall surrender the Demised Premises in as good condition as they were on the Effective Date, reasonable wear and tear excepted. In the event that Tenant or any party holding under Tenant shall holdover the Demised Premises beyond the expiration of the Term, whether by limitation or forfeiture, such party shall pay 150% of the Annual Base Rent hereunder during such holdover period. Provided, however, that if Tenant shall remain in possession of the Demised Premises beyond the expiration of the Term, then such possession shall, at the option of Landlord, be as a month-to-month tenant at the same rent (base rent and additional rent) as the last month of the Term, and all other terms and provisions of this Lease shall be applicable.

14.       Default by Tenant. The occurrence of any one or more of the following events shall constitute a default by Tenant under this Lease:

(a)       Tenant shall fail to pay any installments of Annual Base Rent, additional rent or any other payment or reimbursement to Landlord required when due and such failure continues for a period of ten (10) days after Tenant's receipt of written notice thereof from Landlord;

(b)       Tenant fails to observe or perform or comply with any of the other items, conditions, covenants or provisions of this Lease and such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant, provided, however, that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it shall commence such cure within such thirty (30) day period and thereafter rectify and cure such default with due diligence and continuity;

(c)       Tenant abandons any substantial portion of the Demised Premises;

(d)       Tenant shall: (1) apply for or consent to the appointment of a receiver, trustee or liquidator of the Tenant or of all or a substantial part of its assets, (2) become insolvent or admit in writing its inability to pay its debts as they come due, (3) make a general assignment for the benefit of creditors, (4) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or (5) make a transfer in fraud of creditors; or

(e)       Tenant shall fail to discharge any lien upon the Demised Premises for which Tenant is responsible in violation of Section 24 hereof.

15.       Landlord’s Remedies Upon Tenant’s Default. Upon the occurrence of any default by Tenant hereunder, the Landlord shall have the option to pursue any one or more of the following remedies, in addition to any other remedies provided by law or equity, upon notice to Tenant:

(a)       Enter upon and take possession of the Demised Premises by summary eviction proceedings, or other court ordered legal process, expel, and remove the Tenant and any other person who may be occupying the Demised Premises or any part thereof (including changing or altering the locks and other security devices) and remove and expel any personal property or trade fixtures located therein in accordance with all laws. Such re-entry and/or repossession by Landlord shall not terminate this Lease nor relieve Tenant of obligations under this Lease, including its obligations to pay rent (whether or not the time for payment of rent has been accelerated). In the event of such re-entry or repossession by Landlord, Landlord shall also have the option to relet the Demised Premises, at any commercially reasonable rent and for any term reasonably obtainable and receive the rent therefore, in which event Tenant shall be given credit for any rents that may arise by reason of such reletting (after first deducting all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and all other expenses in cleaning, repairing and altering the Demised Premises for reletting).

(b)       Forfeit and terminate the Lease forthwith. In the event of such termination, Tenant shall immediately surrender the Demised Premises to Landlord, and if Tenant fails to do so, Landlord may, to the extent permitted by applicable law, enter upon and take possession of the Demised Premises pursuant to court order and expel or remove Tenant and any other person who may be occupying said Demised Premises or any part thereof and any personal property or trade fixtures located therein.

(c)       If Tenant shall default in the performance of any of the agreements herein contained to be performed by Tenant, Landlord may but shall not be obligated to perform the same for the account of Tenant. Any reasonable amount paid or reasonable expense or liability incurred by Landlord in the performance of any such matter for the account of Tenant shall be deemed to be additional rent and the same (together with interest thereon at the Interest Rate from the date upon which any such expenses shall have been incurred) may, at the option of Landlord upon written notice to Tenant, be added to any rent then due or thereafter falling due hereunder, or shall be payable by Tenant immediately upon demand from Landlord.

Pursuit by Landlord of any of the foregoing remedies or any other remedy provided by law or in equity shall not constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation by Tenant of any of the terms, provisions and covenants of this Lease. Except as provided herein, in no event shall tenant be relieved from its obligation to pay the Annual Base Rent, additional rent or any other amounts payable by Tenant hereunder by reason of a surrender of possession, termination of the Lease or in any other manner whatsoever, unless specifically agreed to in writing by Landlord.

No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants of this Lease shall be deemed or construed to constitute a waiver of any other or subsequent violation or breach of any of the terms, provisions and covenants of the lease, whether the same or of a different nature. Forbearance by Landlord or Tenant to enforce one or more of the remedies herein provided upon the event of default shall not be deemed or construed to constitute a waiver of such default or any subsequent default.

16.       Default by Landlord. Landlord shall be in default of this Lease if Landlord fails to perform any of its obligations under this Lease within ten (10) days after receipt of written notice from Tenant specifying such failure in the case of monetary obligations owed by Landlord to Tenant or thirty (30) days after receipt of written notice from Tenant specifying such failure in the case of non-monetary obligations, provided, however, that if the nature of such default is such that it cannot reasonably be cured within such period, then Landlord shall have such additional time as is reasonably required to cure such default, provided that Landlord commences to cure the default within such period and proceeds to complete such cure with diligence and continuity. If Landlord fails to perform its obligations as set forth above or in the event of an emergency, Tenant may, at its option, in addition to any other remedies at law or equity, incur any expense necessary to perform the obligations of Landlord specified in such notice on Landlord's behalf as Landlord's agent (but Landlord shall remain responsible for such work), in which event Landlord shall reimburse Tenant for any reasonable and actual costs incurred by Tenant within fifteen (15) days after receipt of an invoice therefor. If Landlord fails to pay such costs within fifteen (15) days after receipt of an invoice therefor, then Landlord shall be in default hereunder and Tenant may pursue all rights and remedies available hereunder and at law or in equity. In the event that Tenant obtains a money judgment against Landlord, then Tenant shall be entitled to deduct such amounts from the Annual Base Rent, additional rent and other charges otherwise becoming due hereunder, together with interest on the unpaid balance thereof at the Interest Rate from the date originally due, provided that in any given month Tenant shall not offset a sum greater than fifty percent (50%) of all charges due during such month.

17.       Landlord’s Right to Inspect. Landlord and its duly authorized agents, employees and contractors shall have access to the Demised Premises at all reasonable times (after providing 24 hours advance notice to Tenant, except in cases of emergency) for the purpose of inspecting the same and making necessary repairs or replacements as called for hereunder or as the Landlord shall elect to undertake for the safety, preservation, benefit or welfare of the Demised Premises, or for exhibiting the Demised Premises in connection with a sale or refinancing of the Demised Premises. Except in the case of emergency, Landlord shall give Tenant reasonable advance oral or written notification of any entry upon the Demised Premises by Landlord (which shall not be less than 24 hours advance notice) and shall not interfere with the business or operations of Tenant. In the case of emergency, Landlord shall give Tenant such notice of entry as practicable under the circumstances.

18.       Indemnity. Tenant agrees that it will indemnify and hold harmless Landlord from and against any and all claims, suits, actions and damages incurred by Landlord as a result of Tenant’s breach of this Lease or for any personal injury, loss of life or damage to property, sustained in or about the Demised Premises or the buildings and improvements thereon or upon the adjacent sidewalk, parking lot or streets, provided the foregoing indemnity shall not extend to any claims, suits, actions or damages relating to any act, omission, negligence or willful misconduct of Landlord. Landlord agrees to give Tenant reasonable notice of any action which may be instituted against Landlord by reason of any such claim, and to permit Tenant, if Tenant so elects, at its own cost and expense, to engage counsel of its own choice and participate in the defense of any such action.

Landlord agrees that it will indemnify and hold harmless Tenant from and against any and all claims, suits, actions and damages incurred by Tenant as a result of Landlord’s breach of this Lease or for any personal injury, loss of life or damage to property, sustained or the buildings and improvements thereon or upon the adjacent sidewalk, parking lot or streets to the extent caused by Landlord or any agent of Landlord, provided the foregoing indemnity shall not extend to any claims, suits, actions or damages relating to any act, omission, negligence or willful misconduct of Tenant. Tenant agrees to give Landlord reasonable notice of any action which may be instituted against Tenant by reason of any such claim, and to permit Landlord, if Landlord so elects, at its own cost and expense, to engage counsel of its own choice and participate in the defense of any such action.

The terms and provisions of this Section 18 shall survive the expiration or earlier termination of this Lease.

19.       Eminent Domain.

(a)       If the entire Demised Premises, or such portion of the Demised Premises as Tenant reasonably determines will materially negatively impact Tenant's use of the Demised Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, this Lease shall terminate upon the date of such taking. Except as provided below, no money or other considerations shall be payable by Landlord to Tenant in connection with such termination and Tenant shall have no right to share in the condemnation award or in any judgment for damages caused by such taking or condemnation. Notwithstanding the foregoing, Tenant may pursue a separate award to recover the cost of Tenant’s moving expenses and improvements to the Demised Premises paid for by Tenant and the loss of any trade fixtures or personal property, provided that such separate award shall not reduce the award or judgment recoverable by Landlord.

(b)       If part of the Demised Premises is taken under the right of eminent domain, and Tenant is able to conduct its business in ordinary fashion (as reasonably determined by Tenant), then upon the vesting of title to the part of the Demised Premises so taken by the authority exercising the right of eminent domain and vacation thereof by Tenant, the rent payable by Tenant pursuant to the provisions of this Lease and the division of the award received by such partial taking as between Landlord and Tenant shall be equitably adjusted in the manner to be agreed upon between Landlord and Tenant. Tenant agrees, however, in the case of partial condemnation, at its own cost and expense, to repair the damage to such buildings, equipment or construction and to reconstruct the remaining portions of the buildings in such manner and with such materials that the same shall be a complete architectural unit on the same type, material and construction as existed prior to partial taking and demolition in accordance with the requirements of Section 10 of this Lease, and Tenant agrees to use the proceeds of any award received by Tenant to pay for the cost of such restoration. Notwithstanding the foregoing, Tenant shall have no obligation to make any repair, reconstruction, restoration or other expenditure in excess of the award actually received by Tenant from the condemning authority.

20.       Hazardous Materials. Tenant (for itself and its employees, agents, successors and assigns) covenants, promises and agrees that it will not use, manufacturer, store, treat, transport, refine, handle, produce or dispose of any Hazardous Materials in, at, on, under, upon or from Demised Premises; except in all events in strict compliance with all applicable governmental laws, ordinances, regulations and requirements. Tenant (for itself and its employees, agents, successors and assigns) further covenants, promises and agrees that it will not discharge, deposit, inject, dump, leak, spill, place or allow escape of any Hazardous Materials in, at, on under, upon or from Demised Premises, or into the sewer system serving the Demised Premises. Tenant agrees to and shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, liabilities, damages, suits, actions, judgments, fines, penalties, losses, removal and/or remedial costs and/or charges, costs and expenses (including attorneys’ fees) arising or resulting from, or suffered, sustained or incurred by Landlord as a result of, any breach by Tenant of any of its covenants in this Section. Without limitation of the foregoing, if Tenant causes or permits any Hazardous Materials and the same results in contamination, Tenant shall promptly, at is sole expense, take any and all necessary action to return the Demised Premises to the condition existing prior to such contamination. As used herein, the term “Hazardous Materials” shall mean Asbestos, flammable substances, explosives, radioactive materials, PCB-laden oil, hazardous materials, hazardous waste, pollutants, contaminates, toxic substances, under any federal, state or local laws, ordinances, rules, regulations or policies governing use, storage, treatment, transportation, manufacturer, refinement, handling, production or disposal of such materials, including without limitation, Section 9601 of Title 42 of the United State code. Landlord represents and warrants to Tenant that, as of the Effective Date, there are no Hazardous Materials at the Demised Premises which under existing statutes, orders, standards, or regulations relating to environmental matters require any remedial actions or any other work with respect to the Demised Premises and Landlord has not received any notices requiring such remedial actions or other work which has not been completed. Landlord further covenants that Landlord will not discharge, deposit, inject, dump, leak, spill or place any Hazardous Materials in, at, on under, upon or from Demised Premises, or into the sewer system serving the Demised Premises. Landlord agrees to and shall indemnify, defend and hold Tenant harmless from and against any and all claims, demands, liabilities, damages, suits, actions, judgments, fines, penalties, losses, removal and/or remedial costs and/or charges, costs and expenses (including attorneys’ fees) arising or resulting from, or suffered, sustained or incurred by Tenant as a result of, any breach by Landlord of any of its covenants in this Section. The terms and provisions of this Section shall survive the expiration or early termination of this Lease.

21.       Estoppel Certificates. In connection with any proposed sale or financing of the Demised Premises by Landlord, or upon time to time as requested by Tenant, the non-requesting Party shall within ten (10) days after request by the requesting Party, deliver to the requesting Party an estoppel certificate in a form certifying as to matters customarily certified in estoppel certificates, and, in the event of an estoppel certificate from Tenant to Landlord, Tenant agrees that such estoppel certificate may be furnished to and relied upon by any proposed purchaser or lender of the Demised Premises.

22.       No Waiver. No waiver of any covenant or condition in this indenture contained or of any breach of any such covenant or condition, shall be taken to constitute a waiver of any subsequent breach of such covenant or conditions, or to justify or authorize the non-observance, on any other occasion, of the same, or of any other covenant or condition thereof, nor shall the acceptance of rent by Landlord at a time when Tenant is in default under any covenant or condition hereof (excluding nonpayment of rent) be construed as a waiver of such default, or of Landlord’s right to terminate this Lease on account of such existing default, it being the express understanding and agreement that if at any time Tenant should be in default in any of the covenants and conditions hereof in respect to the maintenance, repair, reconstruction or erection of a building or buildings, upon the Demised Premises, or in respect of any other covenant or condition hereof, an acceptance by Landlord of rent accruing under this Lease during the continuance of such default shall not be construed as a waiver of such default, but the Landlord may, at any time thereafter, in case such default continues, forfeit and terminate this indenture, on account of such default, in the manner herein provided.

23.       Notices. Any notice or demand provided for or given pursuant to this Lease shall be in writing and served on the parties at the addresses listed above. Any notice shall be either (i) personally delivers to the addressee set forth above, in which case it shall be deemed delivered on the date of delivery to said addressee; or (ii) sent by registered or certified mail/return receipt requested, in which case it shall be deemed delivered three (3) business days after being deposited in the U.S. Mail; (iii) sent by a nationally recognized overnight courier, in which case it shall be deemed delivered one (1) business day after deposit with such courier; or (iv) sent by facsimile or electronic mail during normal business hours in which case it shall be deemed delivered on the day sent, provided an original is received by the addressee after being sent by a nationally recognized overnight courier within one (1) business day of the facsimile or electronic mail. The addresses, fax numbers and email addresses listed below may be changes by written notice to the other parties, provided, however, that no notice of a change of address, fax number or email address shall be effective until the date of delivery of such notice. Copies of notices are for informational purposes only and a failure to give or receive copies of any notice shall not be deemed a failure to give notice.

24.       Mechanic’s Liens. Tenant shall not permit, any mechanic’s or materialman’s or supplier’s liens (collectively, “Mechanic’s Liens”) to arise or to be filed against the Demised Premises, or any portion thereof of interest therein, by reason of any work, labor, services or materials supplies or claimed to have been supplied to tenant, or in behalf of Tenant, or to anyone holding the Demised Premises by, through or under Tenant, during the Term. If any such Mechanic’s Liens shall at any time be filed against the Demised Premises, Tenant shall cause same to be removed or discharged or otherwise bonded over to the satisfaction of Landlord, within twenty (20) days after notice thereof from Landlord; failing which Tenant shall thereupon be in default under this Lease. The terms and provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.       No Representation by Landlord. Except as provided in any separate written agreement, Tenant acknowledges that Landlord has made no representation with respect to the physical condition of the Demised Premises, or that they are fit for a particular purpose or use, and Tenant agrees to accept such Demised Premises “as is” and “where is” with all faults.

26.       Waiver of Right to Redeem. Tenant waives any right to redeem in the event that Tenant shall be disposed or this Lease terminated by reason of any default on the part of the Tenant.

27.       Attorney’s Fees. If the services of an attorney are required by Landlord or Tenant to secure the performance of the other Party under this Lease, or if any judicial remedy is necessary to enforce or interpret any provision of the Lease, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and other expenses, in addition to any other relief to which such Party may be entitled.

28.       Captions. The captions of this Lease are for convenience only, and are not part of the Lease and do not in any way limit or amplify the terms and provisions hereof.

29.       Definition. The term “Landlord,” as used in this Lease, means only the owner for the time being of the land which constitutes the Demised Premises so that in the event of any sales or sales of said land, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord accruing after the sale of the Demised Premises to a successor landlord. It shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser at any such sale, that the purchaser of the land has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Landlord shall provide written notice to Tenant prior to any sale of the Demised Premises and assignment of this Lease by Landlord to a successor landlord.

30.       Entire Agreement; Amendments. This Lease contains the entire agreement of the parties hereto with respect to the letting and hiring of the Demised Premises and this Lease may not be amended, modified, released or discharged, in whole or in part, except by an instrument in writing signed by Landlord and Tenant.

31.       Invalidity of Particular Provisions. If any covenant, agreement or condition of this Lease or the application thereof to any person, firm or corporation or to any circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such covenant, agreement or condition to persons, firms or corporations or to circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Each covenant, agreement or condition of this Lease shall be valid and enforceable to the fullest extent permitted by law.

32.       Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and insure to the benefit of Landlord and Tenant and their respective permitted successors and assigns.

33.       Recordation. It is agreed between the parties that neither this Lease nor any memorandum hereof shall be recorded.

34.       Purchase Option. Subject to the terms of this Section 34, Tenant will have and is hereby granted the option to purchase the Demised Premises from Landlord. The option to purchase the Land will be exercisable by Tenant, if at all, by giving written notice of the exercise prior to the end of the fifth Lease Year. Tenant shall not be permitted to exercise the purchase option set forth in this Section 34 while Tenant is in default under this Lease. The purchase price for the Land shall be: (i) Four Million Four Hundred Thousand and 00/100 Dollars ($4,400,000.00) if exercised during the first Lease Year, (ii) Four Million Five Hundred Thirty Two Thousand and 00/100 Dollars ($4,532,000.00) if exercised during the second Lease Year, (iii) Four Million Six Hundred Sixty Seven Thousand Nine Hundred Sixty and 00/100 Dollars ($4,667,960.00) if exercised during the third Lease Year, (iv) Four Million Eight Hundred Seven Thousand Nine Hundred Ninety Eight and 80/100 Dollars ($4,807,998.80) if exercised during the fourth Lease Year, or (v) Four Million Nine Hundred Fifty Two Thousand Two Hundred Thirty Eight and 76/100 Dollars ($4,952,238.76) if exercised during the fifth Lease Year (such applicable amount, the “Purchase Price”). The closing will be consummated within sixty (60) days after Tenant's exercises of such purchase option, or such other mutually agreeable date as the parties may determine. At the closing, Landlord will convey title to the Premises to Tenant by limited warranty deed free and clear of any mortgage or other monetary lien encumbering the Premises and Tenant will pay to Landlord the Purchase Price. Landlord and Tenant shall each pay their own attorneys' fees in connection with any closing, and all other costs and expenses incurred in connection with closing shall be paid in accordance with the custom of the community in which the Premises is located.

35.       Name Change. Landlord and Tenant agree that Tenant shall be permitted to change its name and/or to operate under a trade name differing from Tenant's entity name without Landlord's consent.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO LEASE]

IN WITNESS WHEREOF, the parties hereunto have caused this Lease to be duly signed and sealed the day and year first above written

LANDLORD:
SWL Properties LLC

By:	/s/ Kimberly L. Sagartz
Kimberly L. Sagartz, Member

TENANT:
Cardinal Laboratories LLC,
an Indiana limited liability company

By:	/s/ Jill C. Blumhoff
Name:	Jill C. Blumhoff
Title:	Vice President

EXHIBIT “A”

BASE RENT

Lease Year	Monthly Installments of Base Rent	Annual Base Rent
1	$32,500.00	$390,000.00
2	$32,500.00	$390,000.00
3	$32,500.00	$390,000.00
4	$34,125.00	$409,500.00
5	$34,978.13	$419,737.50
6	$35,852.58	$430,230.94
7	$36,748.89	$440,986.71
8 (1st Renewal Term)	$37,667.61	$452,011.38
9 (1st Renewal Term)	$38,609.31	$463,311.66
10 (1st Renewal Term)	$39,574.54	$474,894.45
11 (1st Renewal Term)	$40,563.90	$486,766.82
12 (1st Renewal Term)	$41,578.00	$498,935.99
13 (1st Renewal Term)	$42,617.45	$511,409.39
14 (1st Renewal Term)	$43,682.89	$524,194.62
15 (2nd Renewal Term)	$44,774.96	$537,299.49
16 (2nd Renewal Term)	$45,894.33	$550,731.97
17 (2nd Renewal Term)	$47,041.69	$564,500.27
18 (2nd Renewal Term)	$48,217.73	$578,612.78
19 (2nd Renewal Term)	$49,423.17	$593,078.10
20 (2nd Renewal Term)	$50,658.75	$607,905.05
21 (2nd Renewal Term)	$51,925.22	$623,102.68

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